Exhibit 99

201 South Fourth Street • Martins Ferry, OH 43935 • 740.633.0445 • www.TheCitizensBank.com

PRESS RELEASE

Contact:	Chyanne Dayton
Director of Marketing
Phone:	740.635.6132
Email:	cdayton@thecitizensbank.com

October 13, 2016

FOR IMMEDIATE RELEASE

The Citizens Bank of Ohio Announces New Location in Wheeling, West Virginia

WHEELING, WV: Scott A. Everson, chairman, president and chief executive officer of The Citizens Savings Bank, a subsidiary of United Bancorp, Inc. (Nasdaq: UBCP), is pleased to announce the bank has recently expanded into Wheeling, West Virginia, with the opening of a new Loan Production Office (LPO) located at 1131 National Road, which is on the corner of National Road and Edgington Lane. The new LPO will provide a wide variety of commercial lending services including SBA and equipment loans, commercial lines of credit and commercial real estate loans, among other types of business loans.

In making the announcement, Everson said, “We are delighted to enhance our commercial banking presence in Wheeling. Over the years, we have been very successful in building relationships with and meeting the business lending needs of many Wheeling-area businesses and now have a physical location to more conveniently serve the businesses within this valued market. We are committed to exceeding the expectations of our customers and believe that this new location will significantly increase the level of service to our business customers.”

The Citizens Bank Loan Production Office will have two experienced, local commercial banking executives eager to meet with the owner(s) or representative(s) of any Ohio Valley business. Tanner Russell and Zack Blair are senior commercial banking executives at The Citizens Bank and each will be working out of the new Wheeling location. Everson stated, “Both Tanner and Zack are customer-focused and will work to find a customized banking solution for every business client, ensuring their long-term satisfaction. They are both well known and highly involved within the Wheeling-area and committed to making the businesses within the local communities better!” Appointments can be made with either Tanner or Zack to discuss your business lending needs by calling (304)233-LOAN.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio, with total assets of $426.5 million and total shareholder’s equity of $42.8 million as of September 30, 2016. Through its single bank charter with eighteen banking offices, The Citizens Savings Bank serves the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson, and Tuscarawas through its Citizens Bank Division. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.